SECOND AMENDMENT TO

BYLAWS OF

DIVERSICARE HEALTHCARE SERVICES, INC.

This Second Amendment to the Bylaws of DIVERSICARE HEALTHCARE SERVICES, INC. was approved by the board of directors on April 14, 2016.

The Bylaws are hereby amended by striking Section 2.3, entitled Classes, in its entirety and inserting the following in lieu thereof:

“2.3    [Reserved].”

•	End of Amendment -

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